Exhibit 99.1

AMC NETWORKS INC. REPORTS
SECOND QUARTER 2013 RESULTS

Second Quarter 2013 Highlights:

•	Net revenues increased 15.8% to $379 million

•	Operating income increased 151.7% to $247 million

•	AOCF[1] increased 8.7% to $138 million
New York, NY - August 8, 2013: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the second quarter ended June 30, 2013.
President and Chief Executive Officer Josh Sapan said: “In the second quarter, our successful original content drove our overall financial results, with a 16% increase in net revenues and a 9% increase in AOCF. Our original programming continues to fuel the performance of our networks and underpin the Company's growth, with last month's 39 Emmy Award nominations for AMC, IFC and Sundance Channel, the most nominations of any basic cable programming group, contributing to our momentum.”
Second quarter net revenues increased $52 million, or 15.8%, to $379 million over the second quarter of 2012, led by 15.9% growth at National Networks and a 13.9% increase at International and Other. Adjusted Operating Cash Flow (“AOCF”)1 totaled $138 million, an increase of 8.7% or $11 million versus the prior year period. National Networks AOCF increased 7.8% and International and Other AOCF improved $1 million versus the prior year period. Operating income was $247 million, an increase of 151.7% or $149 million versus the prior year period. As discussed in the “Other Matters” section of this release, operating income included a litigation settlement gain of $133 million. Excluding the impact of the litigation settlement gain, operating income increased 14.6% at National Networks and was essentially flat at International and Other.
For the six months ended June 30, 2013, net revenues increased $107 million, or 16.4%, to $761 million, AOCF increased $36 million, or 14.1%, to $288 million, and operating income increased $179 million, or 91.9%, to $375 million. Excluding the litigation settlement gain recorded in the second quarter of 2013, operating income for the six months ended June 30, 2013 increased $47 million, or 23.8%, to $242 million.
Second quarter net income from continuing operations was $136 million ($1.87 per diluted share), compared with $41 million ($0.57 per diluted share) in the second quarter of 2012. The increase resulted from the growth in operating income as well as a decrease in interest expense.
Net income from continuing operations for the six months ended June 30, 2013 was $197 million ($2.72 per diluted share), compared with $84 million ($1.17 per diluted share) in the prior year period.

1. See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

For the six months ended June 30, 2013, net cash used in operating activities was $141 million and Free Cash Flow2 was negative $154 million. These amounts represent a decrease of $306 million and $313 million, respectively, compared to the prior year period. The decrease was primarily the result of a $175 million payment to Cablevision Systems Corporation (“Cablevision”) and an increase of approximately $59 million in cash income tax payments, both of which related to the VOOM HD settlement agreement. See the “Other Matters” section of this release for a further discussion of this matter. Excluding the impact of these two items, the decrease in Free Cash Flow was primarily the result of an increase in working capital and cash income taxes partially offset by improved operating performance.
Segment Results

(dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Net revenues:
National Networks	$353,568	$305,184	15.9%	$713,034	$609,407	17.0%
International and Other	29,919	26,269	13.9%	56,212	52,615	6.8%
Inter-segment eliminations	(4,165)	(3,883)	(7.3)%	(7,963)	(8,213)	3.0%
Total net revenues	$379,322	$327,570	15.8%	$761,283	$653,809	16.4%

AOCF:
National Networks	$146,225	$135,623	7.8%	$305,328	$268,995	13.5%
International and Other	(8,838)	(9,414)	6.1%	(18,739)	(17,621)	(6.3)%
Inter-segment eliminations	905	1,035	(12.6)%	1,869	1,540	21.4%
Total AOCF	$138,292	$127,244	8.7%	$288,458	$252,914	14.1%
National Networks
National Networks principally consists of the Company's four nationally distributed programming networks, AMC, WE tv, IFC and Sundance Channel.
National Networks revenues for the second quarter 2013 increased 15.9% to $354 million, AOCF rose 7.8% to $146 million, and operating income grew 14.6% to $128 million, all compared to the prior year period.
National Networks revenues for the six months ended June 30, 2013 increased 17.0% to $713 million, AOCF rose 13.5% to $305 million, and operating income grew 22.0% to $269 million, all compared to the prior year period.
Second quarter growth in revenues was led by a 17.5% increase in distribution revenues to $206 million. The increase in distribution revenues was primarily attributable to growth in affiliate fees as well as increases in home video and digital distribution revenues. Advertising revenues increased 13.7% to $147 million. The growth in advertising revenues was due to strong demand for our original programming.
Second quarter AOCF increased 7.8% to $146 million reflecting the increase in revenues offset by an increase in expenses. The increase in expenses was primarily attributable to higher programming and marketing expenses compared to the prior year period. The operating income increase reflected the growth in AOCF and a reduction in amortization expense.
International and Other
International and Other principally consists of AMC/Sundance Channel Global, the Company's international programming business; IFC Films, the Company's independent film distribution business; AMC Networks Broadcasting & Technology, the Company's network technical services business; various developing online content distribution initiatives; and VOOM HD.

2. See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

International and Other revenues for the second quarter of 2013 increased $4 million to $30 million, AOCF improved $1 million to a deficit of $9 million, and operating income increased $133 million to $119 million, all compared to the prior year period. As previously noted, operating income reflected the $133 million VOOM HD litigation settlement gain.
International and Other revenues for the six months ended June 30, 2013 increased $4 million to $56 million, AOCF decreased $1 million to a deficit of $19 million, and operating income increased $131 million to $104 million, all compared to the prior year period.
Second quarter revenues principally reflected an increase in affiliate fee revenues related to the Company's international operations.
Second quarter AOCF reflected the increase in revenues offset by an increase in expenses. The increase in expenses was primarily related to IFC Films. Operating income reflected the litigation settlement gain and the increase in AOCF partially offset by an increase in depreciation expense.
Other Matters
DISH Network
As previously disclosed, on October 21, 2012, DISH Network L.L.C. (“DISH Network”) and the Company entered into a settlement agreement, which included a payment of $700 million in cash proceeds. The Company and Cablevision agreed that pending a final determination of the allocation of the $700 million cash proceeds received from the settlement, $350 million of the settlement proceeds would be preliminarily distributed to each of Cablevision and the Company. On April 8, 2013, Cablevision and the Company entered into an agreement to finalize the allocation of the $700 million in settlement proceeds. As a result of the April 8th agreement, the Company retained $175 million and paid the remaining $175 million of the $350 million that was previously distributed to it to Cablevision. Additionally, the Company recorded to operating income a litigation settlement gain of approximately $133 million during the second quarter.
Please see the Company's Form 10-Q for the period ended June 30, 2013 for further details.
Description of Non-GAAP Measures
The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, restructuring expense or credit and the litigation settlement gain recorded in connection with the settlement with DISH Network. The Company does not consider the one-time litigation settlement gain with DISH Network to be indicative of its ongoing operating performance. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.
The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.
Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management's effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.
The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company's measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.
Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company's filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Conference Call Information
AMC Networks will host a conference call today at 11:00 a.m. ET to discuss its second quarter 2013 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 16925927.
About AMC Networks Inc.
AMC Networks owns and operates several of cable television's most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two reportable operating segments: (i) National Networks, which includes AMC, WE tv, IFC and Sundance Channel; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Films, the Company's independent film distribution business; and AMC Networks Broadcasting & Technology, the Company's network technical services business. For more information on AMC Networks, please visit the Company's website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
Three and Six Months Ended June 30, 2013 and 2012
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues, net	$379,322	$327,570	$761,283	$653,809
Operating expenses:
Technical and operating (excluding depreciation and amortization)	137,656	114,349	274,335	219,279
Selling, general and administrative	108,978	90,878	208,431	190,100
Restructuring credit	—	—	—	(3)
Depreciation and amortization	18,308	24,067	36,653	49,118
Litigation settlement gain	(132,944)	—	(132,944)	—
	131,998	229,294	386,475	458,494
Operating income	247,324	98,276	374,808	195,315
Other income (expense):
Interest expense	(27,768)	(29,431)	(57,137)	(59,228)
Interest income	169	102	422	207
Write-off of deferred financing costs	—	—	—	(312)
Miscellaneous, net	(144)	(644)	(346)	(632)
	(27,743)	(29,973)	(57,061)	(59,965)
Income from continuing operations before income taxes	219,581	68,303	317,747	135,350
Income tax expense	(83,850)	(26,898)	(120,499)	(50,868)
Income from continuing operations	135,731	41,405	197,248	84,482
Income from discontinued operations, net of income taxes	—	105	—	209
Net income	$135,731	$41,510	$197,248	$84,691

Basic net income per share:
Income from continuing operations	$1.90	$0.59	$2.76	$1.20
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$1.90	$0.59	$2.76	$1.21

Diluted net income per share:
Income from continuing operations	$1.87	$0.57	$2.72	$1.17
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$1.87	$0.58	$2.72	$1.17

Weighted average common shares:
Basic weighted average common shares	71,568	70,479	71,430	70,175
Diluted weighted average common shares	72,643	72,183	72,613	72,157

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2013
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$146,225	$(14,153)	$(4,503)	$—	$127,569
International and Other	(8,838)	(4,155)	(1,101)	132,944	118,850
Inter-segment eliminations	905	—	—	—	905
Total	$138,292	$(18,308)	$(5,604)	$132,944	$247,324

	Three Months Ended June 30, 2012
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$135,623	$(20,527)	$(3,799)	$—	$111,297
International and Other	(9,414)	(3,540)	(1,102)	—	(14,056)
Inter-segment eliminations	1,035	—	—	—	1,035
Total	$127,244	$(24,067)	$(4,901)	$—	$98,276

	Six Months Ended June 30, 2013
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$305,328	$(28,374)	$(7,951)	$—	$269,003
International and Other	(18,739)	(8,279)	(1,990)	132,944	103,936
Inter-segment eliminations	1,869	—	—	—	1,869
Total	$288,458	$(36,653)	$(9,941)	$132,944	$374,808

	Six Months Ended June 30, 2012
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$268,995	$(41,832)	$(6,648)	$—	$220,515
International and Other	(17,621)	(7,286)	(1,836)	3	(26,740)
Inter-segment eliminations	1,540	—	—	—	1,540
Total	$252,914	$(49,118)	$(8,484)	$3	$195,315

(a)
Results for the three and six months ended June 30, 2013 include a $132,944 litigation settlement gain related to the VOOM HD lawsuit settlement agreement (see the “Other Matters” section of this release for further details). Results for the six months ended June 30, 2012 include a $3 restructuring credit.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	June 30, 2013	March 31, 2013	June 30, 2012
National Networks Subscribers
AMC (a)	98,300	98,700	96,900
WE tv (a)	82,700	81,800	78,500
IFC (a)	69,500	70,300	66,900
Sundance Channel (b)	50,600	50,300	40,400

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.

(b)	Subscriber counts are based on internal management reports and represent viewing subscribers.

Capitalization	June 30, 2013
Cash and cash equivalents	$448,637
Credit facility debt (a)	$880,000
Senior notes (a)	1,300,000
Total debt	$2,180,000
Net debt	$1,731,363
Capital leases	14,902
Net debt and capital leases	$1,746,265
LTM AOCF (b)	$500,961
Leverage ratio (c)	3.5 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported AOCF for the trailing twelve months.

(c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility.

Free Cash Flow	Six Months Ended June 30,
	2013	2012
Net cash (used in) provided by operating activities (a)	$(140,522)	$165,604
Less: capital expenditures	(13,670)	(6,619)
Free cash flow (a)	$(154,192)	$158,985

(a)
Net cash used in operating activities and free cash flow for the six months ended June 30, 2013 includes a $175 million payment to Cablevision and approximately $59 million of cash income tax payments related to the VOOM HD litigation settlement. See the “Other Matters” section of this release for further details.